Exhibit 4.1
AMERIGAS PARTNERS, L.P.
AMERIGAS FINANCE CORP.
SECOND SUPPLEMENTAL INDENTURE
Dated as of August 10, 2011
To
INDENTURE
Dated as of January 20, 2011
U.S. BANK NATIONAL ASSOCIATION, as Trustee

SECOND SUPPLEMENTAL INDENTURE
SECOND SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of August 10, 2011, among AmeriGas Partners, L.P., a Delaware limited partnership (the “Partnership”), AmeriGas Finance Corp., a Delaware corporation (“Finance Corp.” and, together with the Partnership, the “Issuers”), and U.S. Bank National Association, a national banking association, as trustee (“Trustee”).
W I T N E S S E T H :
WHEREAS, the Issuers and the Trustee are parties to an Indenture dated as of January 20, 2011 (the “Indenture”), which, pursuant to Section 3.01 of the Indenture, provides for the issuance of an unlimited amount of Securities in one or more series;
WHEREAS, the Issuers wish to issue senior notes designated as 6.25% Senior Notes due 2019 in the aggregate principal amount of $450,000,000 (the “Notes”);
WHEREAS, the Issuers, by action duly taken, have authorized the execution and delivery of this Supplemental Indenture and the issuance of the Notes;
WHEREAS, all actions necessary to make this Supplemental Indenture and the Notes (when executed by the Issuers and authenticated and delivered by the Trustee as required by the Indenture) the valid and binding obligations of the Issuers and to constitute this document a valid and binding Supplemental Indenture according to its terms have been duly taken; and
WHEREAS, in accordance with Sections 1.02 and 9.03 of the Indenture, there has been delivered to the Trustee on the date hereof an Officers’ Certificate and Opinion of Counsel certifying that this Supplemental Indenture complies with applicable provisions of the Indenture.
NOW THEREFORE, in consideration of the foregoing and the mutual premises and covenants contained herein and for other good and valuable consideration, the parties hereto agree as follows:
1. Definitions. Capitalized terms used but not defined in this Supplemental Indenture shall have the specified meanings set forth in the Indenture.
(a) The following additional definition shall apply to the Notes: “Accounts Receivable Securitization” means a financing arrangement involving the transfer or sale of accounts receivable of the Partnership and its Restricted Subsidiaries in the ordinary course of business through one or more SPEs, the terms of which arrangement do not impose (a) any recourse or repurchase obligations upon the Partnership and its Restricted Subsidiaries or any Affiliate of the Partnership and its Restricted Subsidiaries (other than any such SPE) except to the extent of the breach of a representation or warranty by the Partnership and its Restricted Subsidiaries in connection therewith or (b) any negative pledge or Lien on any accounts receivable not actually transferred to any such SPE in connection with such arrangement; provided that the aggregate amount of accounts receivable that may be securitized in all Accounts Receivable Securitizations at any one time may not exceed $100 million.

(b) The term “Consolidated Net Income” as defined in Section 1.01 of the Indenture shall be amended, with respect to the Notes, to insert “or sales of receivables under any Accounts Receivable Securitization” at the end of clause (ii) of such term.
(c) The term “Default” as defined in Section 1.01 of the Indenture shall not apply to the Notes. The term “Default” shall mean, with respect to the Notes, any event that is, or after notice or passage of time or both would be, an Event of Default; provided, however, that a Reporting Default shall not constitute a Default until such time as the Reporting Default becomes an Event of Default in accordance with Section 5 of this Supplemental Indenture.
(d) The term “Permitted Indebtedness” as defined in Section 1.01 of the Indenture shall be amended, with respect to the Notes, as follows:
(i) The reference to “$450 million” in clause (e)(i) of such term shall be deleted and replaced with “$475 million.”
(ii) A new clause (n) shall be inserted immediately prior to the existing clause (n), as follows:
“(n) Indebtedness of the Partnership or a Restricted Subsidiary incurred in respect of any Accounts Receivable Securitization;”
(iii) Existing clauses (n) and (o) shall be renumbered as clauses (o) and (p), respectively.
(iv) The reference to “clauses (a) through (n)” in existing clause (o) shall be amended to read “clauses (a) through (o).”
(e) The term “Permitted Investments” as defined in Section 1.01 of the Indenture shall be amended, with respect to the Notes, as follows:
(i) The reference to “$50 million” in the existing clause (k)(i) of such term shall be deleted and replaced with “$75 million.”
(ii) A new clause (j) shall be inserted immediately prior to the existing clause (j), as follows:
“(j) the creation or incurrence of liability by the Partnership or any Restricted Subsidiary or the making or ownership by the Partnership or any Restricted Subsidiary of Investments in any Person in respect of any Accounts Receivable Securitization;”
(iii) Existing clauses (j) and (k) shall be renumbered as clauses (k) and (l), respectively.
(iv) The reference to “this clause (k)” in the existing clause (k) shall be amended to read “this clause (l).”

(f) The term “Permitted Liens” as defined in Section 1.01 of the Indenture shall be amended, with respect to the Notes, as follows:
(i) A new clause (o) shall be inserted immediately prior to the existing clause (o), as follows:
“(o) Liens securing Indebtedness arising under an Accounts Receivable Securitization (including the filing of any related financing statements naming the Partnership or any Restricted Subsidiary as the debtor thereunder in connection with the sale of accounts receivable by the Partnership or any Restricted Subsidiary to an SPE in connection with any such permitted Accounts Receivable Securitization,”
(ii) Existing clauses (o) and (p) shall be renumbered as clauses (p) and (q), respectively.
(iii) The reference to “clauses (a) through (o)” in clause (p) shall be amended to read “clauses (a) through (p).”
(g) The following additional definition shall apply to the Notes: “Reporting Default” shall mean the failure by the Partnership for whatever reason to comply with Section 4 of this Supplemental Indenture, “Reports by Partnership.”
(h) The following additional definition shall apply to the Notes: “SPE” means any special purpose Unrestricted Subsidiary established in connection with any Accounts Receivable Securitization.
(i) The term “Unrestricted Subsidiary” as defined in Section 1.01 of the Indenture shall be amended, with respect to the Notes, to insert “(other than any Indebtedness or other obligation incurred in respect of an Accounts Receivable Securitization)” immediately prior to clause (a) in the proviso in the first paragraph of such definition. As so amended, such proviso shall read as follows:
“provided that no portion of the Indebtedness or any other obligation (contingent or otherwise) of such Subsidiary (other than any Indebtedness or other obligation incurred in respect of an Accounts Receivable Securitization) (a) is guaranteed by the Partnership or any Restricted Subsidiary, (b) is recourse to or obligates the Partnership or any Restricted Subsidiary in any way or (c) subjects any property or assets of the Partnership or any Restricted Subsidiary, directly or indirectly, contingently or otherwise, to the satisfaction thereof.”

2. Limitation on Transactions with Affiliates. The proviso in Section 10.11 of the Indenture shall be amended, with respect to the Notes, to (i) insert “or (D) any Accounts Receivable Securitization” at the end of such proviso and (ii) replace the reference to “and” immediately preceding clause (C) of such proviso with “,”. As so amended, such proviso shall read as follows:
“provided, however, that this Section 10.11 will not restrict the Partnership, any Restricted Subsidiary or the General Partner from entering into (A) any employment agreement, stock option agreement, restricted stock agreement or other similar agreement in the ordinary course of business, (B) transactions permitted by the provisions of this Indenture set forth in Section 10.10 hereof, (C) transactions in the ordinary course of business in connection with reinsuring the self-insurance programs or other similar forms of retained insurable risks of the Permitted Business operated by the Partnership or (D) any Accounts Receivable Securitization.”
3. Asset Sales. The final sentence of the first paragraph of Section 10.16 of the Indenture shall be amended, with respect to the Notes, to (i) insert “or (4) any transfer of accounts receivable under any Accounts Receivable Securitization” at the end of the last sentence of the first paragraph and (ii) replace the reference to “and” immediately preceding clause (3) of such sentence with “,”. As so amended, such sentence shall read as follows:
“Notwithstanding the foregoing, Asset Sales shall not be deemed to include (1) any transfer of assets or Capital Stock by the Partnership or any of its Restricted Subsidiaries to a Wholly Owned Restricted Subsidiary of the Partnership, (2) any transfer of assets or Capital Stock by the Partnership or any of its Restricted Subsidiaries to any Person in exchange for other assets used in a line of business permitted by Section 10.15 hereof and having a fair market value (as determined in good faith by the General Partner) not less than that of the assets so transferred, (3) any transfer of assets pursuant to a Permitted Investment or (4) any transfer of accounts receivable under any Accounts Receivable Securitization.”
4. Reports by Partnership. Section 7.04 of the Indenture shall not apply to the Notes. Instead, the following provision shall apply:
“The Partnership shall file with the Commission, or if the Partnership is not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, post on the Partnership’s website, in either case within the time periods specified in the Commission’s rules and regulations, including the additional periods provided by Rule 12b-25 under the Exchange Act, annual reports and other reports or statements prepared in accordance with the reporting provisions under Section 13 or Section 15(d) of the Exchange Act.”
5. Events of Default. In accordance with Section 5.01(9) of the Indenture, “Event of Default,” wherever used in the Indenture, as modified by this Supplemental Indenture, with respect to the Notes, shall mean, in addition to the Events of Default specified in Section 5.01 of the Indenture, a Reporting Default and the continuance of such Reporting Default for a period of 105 days after written notice of such Reporting Default requiring the Partnership to remedy the same shall have been given (x) to the Partnership by the Trustee or (y) to the Partnership and the Trustee by Holders of 25% in aggregate principal amount of the Notes then Outstanding.

6. Optional Redemption. The Notes are subject to redemption at the option of the Issuers, in whole or in part, upon not less than 30 nor more than 60 days’ notice, at the Redemption Prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest thereon, if any, to the applicable Redemption Date, subject to the rights of the Holders of the Notes on the relevant record date to receive interest due on the relevant Interest Payment Date, if redeemed during the 12-month period beginning on August 20 of the years indicated below:

Year	Percentage
2015	103.125%
2016	101.563%
2017 and thereafter	100.000%
In the event that, on or prior to August 20, 2014, the Partnership consummates a registered public offering of its Capital Stock (other than Redeemable Capital Stock), then, within 90 days of the consummation of such registered public offering, the Partnership, at its option, may use the net proceeds of such registered public offering to redeem up to 35% of the aggregate principal amount of the Notes (including any Add On Securities) at 106.250% of the principal amount thereof, plus accrued and unpaid interest to the applicable Redemption Date, if any, subject to the rights of Holders of the Notes on the relevant record date to receive interest due on the relevant Interest Payment Date; provided, however, that at least 65% of the Notes originally issued, together with any Add On Securities, shall be Outstanding immediately after such redemption.
7. Issue of Notes. The Notes shall be executed, authenticated and delivered in accordance with the provisions of and shall in all respects be subject to the terms, conditions, and covenants of the Indenture, as supplemented by this Supplemental Indenture. The aggregate principal amount of the Notes created hereby, which may be authenticated and delivered under this Supplemental Indenture, shall be limited initially to $450,000,000; however, an unlimited amount of additional Securities may be issued as provided in Section 3.01 of the Indenture.
8. Form of Notes; Incorporation of Terms. The Notes and the Trustee’s certificate of authentication thereto shall be substantially in the form provided in Exhibit A to this Supplemental Indenture, the terms of which are hereby incorporated in and made a part of this Supplemental Indenture.
9. Ratification of Indenture; Supplemental Indenture Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every holder of Securities (whether heretofore or hereafter authenticated and delivered) shall be bound hereby.
10. Governing Law. This Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York.
11. Conflicts With Trust Indenture Act. If any provision hereof limits, qualifies or conflicts with another provision hereof that is required to be included in this Supplemental Indenture by any provision of the Trust Indenture Act of 1939, as amended, such required provision shall control.

12. Counterparts. This Supplemental Indenture may be executed and delivered in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.
13. Effect of Headings. The section headings herein are for convenience only and shall not affect the construction hereof.
14. Successors and Assigns. All covenants and agreements in this Supplemental Indenture by each Issuer shall bind their successors and assigns, whether so expressed or not.
15. Separability Clause. In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first written above.

AmeriGas Partners, L.P.

By:	AmeriGas Propane, Inc., as General Partner

/s/ John S. Iannarelli
Name: John S. Iannarelli
Title: Vice President — Finance and Chief Financial Officer
AmeriGas Finance Corp.
/s/ John S. Iannarelli
Name: John S. Iannarelli
Title: Vice President — Finance and Chief Financial Officer

U.S. Bank National Association, as Trustee
By:	/s/ Constantine Hromych
	Name:	Constantine Hromych
	Title:	Vice President
Signature Page to Second Supplemental Indenture (Senior Notes due 2019)

EXHIBIT A
THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE THEREOF. THIS SECURITY MAY NOT BE TRANSFERRED TO, OR REGISTERED OR EXCHANGED FOR SECURITIES REGISTERED IN THE NAME OF, ANY PERSON OTHER THAN THE DEPOSITARY OR A NOMINEE THEREOF AND NO SUCH TRANSFER MAY BE REGISTERED, EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE. EVERY SECURITY AUTHENTICATED AND DELIVERED UPON REGISTRATION OF TRANSFER OF, OR IN EXCHANGE FOR OR IN LIEU OF, THIS SECURITY SHALL BE A GLOBAL SECURITY SUBJECT TO THE FOREGOING, EXCEPT IN SUCH LIMITED CIRCUMSTANCES.
AmeriGas Partners, L.P.
AmeriGas Finance Corp.
No. 001
$450,000,000
CUSIP: 030981AG9
ISIN: US030981AG93
AmeriGas Partners, L.P., a Delaware limited partnership (the “Partnership”), and AmeriGas Finance Corp., a Delaware corporation (“Finance Corp.” and together with the Partnership, the “Issuers”), which term includes any successor Persons under the Indenture hereinafter referred to), for value received, jointly and severally hereby promise to pay to Cede & Co, or registered assigns, the principal sum of Four Hundred Fifty Million Dollars ($450,000,000) on August 20, 2019, and to pay interest thereon from August 10, 2011 or from the most recent Interest Payment Date to which interest has been paid or duly provided for, semi-annually on February 20 and August 20 in each year, commencing February 20, 2012 at the rate of 6.25% per annum, until the principal hereof is paid or made available for payment. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in such Indenture, be paid to the Person in whose name this Security (or one or more predecessor securities) is registered at the close of business on the Regular Record Date for such interest, which shall be the February 5 or August 5 (whether or not a Business Day), as the case may be, next preceding such Interest Payment Date. Any such interest not so punctually paid or duly provided for will forthwith cease to be payable to the Holder on such Regular Record Date and may either be paid to the Person in whose name this Security (or one or more predecessor securities) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to Holders of Securities of this series not less than 10 days prior to such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Securities of this series may be listed, and upon such notice as may be required by such exchange, all as more fully provided in said Indenture.
Payment of the principal of (and premium, if any) and interest on this Security will be made at the office or agency of the Issuers maintained for that purpose in the City of New York in the State of New York, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided, however, that at the option of the Issuers payment of interest may be made by check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register.
Reference is hereby made to the further provisions of this Security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

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Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.
IN WITNESS WHEREOF, the Issuers have caused this instrument to be duly executed under their corporate seal.
Dated:

AmeriGas Partners, L.P.

By:	AmeriGas Propane, Inc.,
its General Partner

By:
Name: John S. Iannarelli
Title: Vice President — Finance and Chief Financial Officer
Attest:
_______________________

AmeriGas Finance Corp.

By:
Name: John S. Iannarelli
Title: Vice President — Finance and Chief Financial Officer
Attest:
_______________________
This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.

U.S. Bank National Association, as Trustee

By:

Authorized Signatory

Dated:

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Reverse of Security
AmeriGas Partners, L.P.
AmeriGas Finance Corp.
6.25% Senior Note due 2019
This Security is one of a duly authorized issue of securities of the Issuers (herein called the “Securities”), issued and to be issued in one or more series under an indenture, dated as of January 20, 2011, as supplemented by the Second Supplemental Indenture, dated as of August 10, 2011 (collectively called the “Indenture”), between the Issuers and U.S. Bank National Association, as Trustee (herein called the “Trustee”, which term includes any successor trustee under the Indenture), to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Issuers, the Trustee and the Holders of the Securities and of the terms upon which the Securities are, and are to be, authenticated and delivered. This Security is one of the series designated on the face hereof limited in aggregate principal amount to $450,000,000.
The Securities of this series are subject to redemption upon not less than 30 nor more than 60 days’ notice, in whole or in part, at the election of the Issuers, at the Redemption Prices (expressed as percentages of the principal amount) set forth below, plus accrued and unpaid interest thereon, if any, to the applicable Redemption Date, subject to the rights of holders of the Securities on the relevant record date to receive interest due on the relevant Interest Payment Date, if redeemed during the 12-month period beginning August 20 of the years indicated below:

Year	Redemption Price
2015	103.125%
2016	101.563%
2017 and thereafter	100.000%
In the event that, on or prior to August 20, 2014, the Partnership consummates a registered public offering of its Capital Stock (other than Redeemable Capital Stock), then, within 90 days of the consummation of such registered public offering the Partnership, at its option, may use the net proceeds of such registered public offering to redeem up to 35% of the aggregate principal amount of the Securities (including any Add On Securities) at 106.250% of the principal amount thereof, plus accrued and unpaid interest to the applicable Redemption Date, if any, subject to the rights of holders of the Securities on the relevant record date to receive interest due on the relevant Interest Payment Date; provided, however, that at least 65% of the Securities originally issued, together with any Add On Securities, shall be outstanding immediately after such redemption.
In the event of redemption of this Security in part only, a new Security or Securities of this series and of like tenor for the unredeemed portion hereof will be issued in the name of the Holder hereof upon the cancellation hereof.
The Indenture contains provisions for defeasance at any time of (l) the entire indebtedness of this Security or (2) certain restrictive covenants and Events of Default with respect to this Security, in each case upon compliance with certain conditions set forth in the Indenture.
If an Event of Default with respect to Securities of this series shall occur and be continuing, the principal of the Securities of this series may be declared due and payable in the manner and with the effect provided in the Indenture.

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The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Issuers and the rights of the Holders of the Securities of each series to be affected under the Indenture at any time by the Issuers and the Trustee with the consent of the Holders of a majority in principal amount of the Securities at the time Outstanding of each series to be affected. The Indenture also contains provisions permitting the Holders of specified percentages in principal amount of the Securities of each series at the time Outstanding, on behalf of the Holders of all Securities of such series, to waive compliance by the Issuers with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Security shall be conclusive and binding upon such Holder and upon all future Holders of this Security and of any Security issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Security.
As provided in and subject to the provisions of the Indenture, the Holder of this Security shall not have the right to institute any proceeding with respect to the Indenture or for the appointment of a receiver or trustee or for any other remedy thereunder unless (i) such Holder shall have previously given the Trustee written notice of a continuing Event of Default with respect to the Securities of this series, (ii) the Holders of not less than 25% in principal amount of the Securities of this series at the time Outstanding shall have made written request to the Trustee to institute proceedings in respect of such Event of Default as Trustee and offered the Trustee reasonable indemnity and (iii) the Trustee shall not have received from the Holders of a majority in principal amount of Securities of this series at the time Outstanding a direction inconsistent with such request and the Trustee shall have failed to institute any such proceeding for 60 days after receipt of such notice, request and offer of indemnity. The foregoing shall not apply to any suit instituted by the Holder of this Security for the enforcement of any payment of principal hereof or any premium or interest hereon on or after the respective due dates expressed herein.
No reference herein to the Indenture and no provision of this Security or of the Indenture shall alter or impair the obligations of the Issuers, which are absolute and unconditional, to pay the principal of and any premium and interest on this Security at the times, place and rate, and in the coin or currency, herein prescribed.
As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Security can be registered in the Security Register, upon surrender of this Security for registration of transfer at the office or agency of the Issuers in any place where the principal of and any premium and interest on this Security are payable, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Issuers and the Security Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Securities of this series and of like tenor, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.
The Securities of this series are issuable only in registered form without coupons in denominations of $2,000 and integral multiples of $1,000 in excess thereof. As provided in the Indenture and subject to certain limitations therein set forth, Securities of this series are exchangeable for a like aggregate principal amount of Securities of this series and of like tenor of a different authorized denomination, as requested by the Holder surrendering the same.
No service charge shall be made for any such registration of transfer or exchange, but the Issuers or the Security Registrar may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.
Prior to due presentment of this Security for registration of transfer, the Issuers, the Trustee and any agent of the Issuers or the Trustee may treat the Person in whose name this Security is registered as the owner hereof for all purposes, whether or not this Security be overdue, and neither the Issuers, the Trustee nor any such agent shall be affected by notice to the contrary.
All terms used in this Security which are defined in the Indenture shall have the meanings assigned to them in the Indenture.
THIS SECURITY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

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